EXHIBIT 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of January 23, 2023 (the “Effective Date”) by and between Axim Biotechnologies, Inc. ("AXIM" or the "Company") and John W. Huemoeller II (the "Executive"), with reference to the following facts:

RECITALS

A.Executive serves and has served as the Chief Executive Officer and Chairman of the Board of AXIM since January 2019; and

B.As of December 31, 2022 the Company owes to the Executive, for employment in his capacity as CEO of AXIM, $512,500 of unpaid salary which is overdue and payable immediately (the "Amount Due"); and

C.Executive and AXIM desire to enter into this Agreement in order resolve the Amount Due in a way that preserves the Company's working capital and incentivizes and retains Executive.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.Issuance of Convertible Note as Partial Satisfaction of the Amount Due. $250,000 of the Amount Due will be paid by issuing to Executive a convertible note, face value $250,000 (the "Convertible Note"),  a copy of which is attached hereto as Exhibit A.

2.Partial Waiver and Deferment of Balance Due of the Amount Due. Executive hereby agrees that he shall waive/forfeit $50,000 of the Amount Due, leaving a remaining balance after such waiver of $212,500 ($512,500 minus $250,000 for the Convertible Note = $262,500 minus $50,000 waiver = $212,500), which shall not be payable at any time prior to July 1, 2023, and that Executive shall have no right prior to July 1, 2023 to seek payment of the remaining balance of the Amount Due. Executive further agrees that if in the reasonable discretion of the Board of Directors full payment of the remaining balance of the Amount Due on July 1, 2023 ($212,500) is too burdensome for the Company's working capital position at that time, then Executive will either grant an additional 3-month extension for the payment of the remaining Amount Due or engage in good faith discussions with the Board in order to enter into a payment plan for the remaining Amount Due, or a combination of both.

3.Executive Salary Reduction. In order to further provide the Company with working capital preservation, Executive hereby agrees to a salary reduction of $55,000 for the period of January 1, 2023 through June 30, 2023 (from $175,000 for the period reduced to $120,000). After June 30, 2023, the parties agree that Executive's salary shall be reinstated to the full amount prior to the reduction agreed to herein.

4.Choice of Law; Venue.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law.  The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

5.Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

6.Further Assurances.  Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

7.Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.  In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the day and year first written above.

AXIM:

Axim Biotechnologies, Inc.

By:	/s/ Robert T. Malasek
Robert T. Malasek, CFO

EXECUTIVE:

John W. Huemoeller II

By:	/s/ John W. Huemoeller
John W. Huemoeller II

EXHIBIT A

CONVERTIBLE NOTE

$250,000	San Diego, California	Dated: January 23, 2023

FOR VALUE RECEIVED, the undersigned, Axim Biotechnologies, Inc., a Nevada corporation (“Debtor”), promises to pay to the order of John W. Huemoeller II, an individual. or order (“Holder”), at the address of Holder, or such other place as Holder may designate in writing, the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), together with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year and compounded on a yearly basis at a rate equal to Four Percent (4%) per annum (the “Interest Rate”).

1.Payment of Principal and Interest.  From the date of this Convertible Note (the “Note” or “Convertible Note”), interest shall be payable annually beginning on January 23, 2024 until the maturity date of January 23, 2033, at which time all principal and interest accrued thereon shall be due and payable in United States currency.

2.Prepayment.  Debtor shall not be permitted to prepay this Note, either in whole or in part, without the express written consent of Holder, which consent Holder may withhold in his sole and absolute discretion.

3.Conversion of Note.

(a)Any Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Note, to convert this Note, in whole or in part, into fully paid and nonassessable shares of Debtor’s common stock ("Common Stock").  The number of shares of Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount being tendered for conversion including interest accrued thereon (unless Holder elects to have the interest paid in cash) by the Conversion Price in effect at the time of such conversion.  The initial Conversion Price shall be equal to $0.01.

Notwithstanding the foregoing, Holder shall not be permitted to convert the Note, or portion thereof, if such conversion would result in beneficial ownership by Holder and his affiliates of more than 4.9% of the Debtor’s outstanding Common Stock as of the date of conversion.

(b)If Holder desires to exercise his conversion rights under this Note he may do so by delivering a conversion notice in similar form and substance as the conversion notice attached hereto as “Attachment 1” at the Debtor’s principal corporate office.

(c)No fractional shares shall be issued upon conversion. The amount of shares to be issued upon conversion shall be rounded to the nearest whole share amount.

            (d)        As promptly as practicable after the conversion of this Note, the Debtor at its expense will issue and deliver to Holder of this Note a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

4.Conversion Price Adjustments.

(a)In case at any time the Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification or reduction of capital stock, and whether referred to as a “reverse split” or otherwise (a “Share Reduction Event”), then the Conversion Price shall be proportionately increased by multiplying the Conversion Price immediately preceding a Share Reduction Event by the sum of (i) the number of shares of Common Stock outstanding immediately prior to a Share Reduction Event divided by (ii) the number of shares of Common Stock outstanding immediately following such Share Reduction Event.

(b)  In case at any time any Common Stock shall be issued, or be deemed to have been issued, as a dividend on outstanding Common Stock or shall be issued upon subdivision, reclassification, recapitalization, whether referred to as a “stock split” or otherwise (a “Share Increase Event”), then the Conversion Price shall be proportionately decreased by multiplying the Conversion Price immediately preceding a Share Increase Event by the sum of (i) the number of shares of Common Stock outstanding immediately prior to a Share Increase Event divided by (ii) the number of shares of Common Stock outstanding immediately following such Share Increase Event.

5.Event of Default.  Each of the following shall constitute an Event of Default under this Note:

(a) Debtor fails to make any payment when due on this Note.

(b)Debtor defaults under any material provision of this Note, including but not limited to, Debtor fails to promptly deliver Conversion Shares to Holder following receipt of a conversion notice.

(c)Upon any assignment by Debtor for the benefit of creditors, or filing by or against Debtor of a petition in bankruptcy, or adjudication of Debtor as bankrupt or insolvent, or filing by or against Debtor of any petition or answer seeking for Debtor any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or stockholders taking any action looking to its dissolution or liquidation.

6.Holder's Rights.  Upon an Event of Default, Holder may declare the entire unpaid principal balance on this Convertible Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

If any Event of Default occurs, neither the failure of Holder to promptly exercise his right to declare the outstanding principal of and accrued and unpaid interest on this Convertible Note to be immediately due and payable, nor the failure of Holder to exercise any other right or remedy that it may have for default, nor the acceptance by Holder of late payments, nor the failure of Holder to demand strict performance of any obligation of Debtor hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Debtor.  Furthermore, acceptance by Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by Holder of the acceleration of such indebtedness.

7.Sale, Assignment or Transfer of Note.  The Holder of this Convertible Note may sell, assign, transfer, pledge or hypothecate this Note at any time in Holder’s sole and absolute discretion.

8.Maximum Rate.  All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Convertible Note, acceleration of the maturity date of this Convertible Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Convertible Note exceed the maximum amount of interest permissible under applicable law.  If at any time, from any circumstance whatsoever, fulfillment of any provision of this Convertible Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

9.Waiver.  No delay or omission on the part of any holder hereof in exercising any right or option herein given to such holder shall impair such right or option to be considered as a waiver thereof or acquiescence in any default hereunder.  Debtor hereby waives any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

10.Attorney’s Fees.  In the event of any dispute, action, or other proceeding brought by either party against the other under this Convertible Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of their attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

11.Cumulative.  Holder's rights and remedies under this Convertible Note and applicable law shall be cumulative and not in the alternative.

12.Governing Law and Venue.  This Convertible Note is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Convertible Note shall be San Diego County Superior Court in San Diego, California.

13.Successors.  The provisions of this Convertible Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.

14.Time of Essence.  Time is of the essence under this Convertible Note.

15.Severability.  Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

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[Signature Page Follows]

IN WITNESS WHEREOF the parties have entered into this Convertible Note as of the date first above written.

DEBTOR:		HOLDER:

Axim Biotechnologies, Inc.,		John W. Huemoeller II,
a Nevada corporation		an individual

By:	/s/ Robert T. Malasek	By:	/s/ John W. Huemoeller
	Robert T. Malasek, CFO		John W. Huemoeller II

ATTACHMENT 1

CONVERSION NOTICE

Axim Biotechnologies, Inc..	Date: __________________
Attn: Robert T. Malasek, CFO

CONVERSION NOTICE

Holder hereby gives notice to Axim Biotechnologies, Inc., a Nevada corporation (the “Company”), pursuant to that certain Convertible Promissory Note, face value $250,000, dated January 23, 2023, made by the Company in favor of Holder (the “Note”), that Holder elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of the Company’s regular common stock as of the date of conversion specified below.  Said conversion shall be based on the Conversion Price set forth below.

A.Date of conversion: __________________________

B.Conversion Amount: _________________________

C.Conversion Price: ____________________________

D.Conversion Shares: ___________________________ (B divided by C)

E.Remaining Outstanding Balance of Note: $____________________ including interest accrued thereon of $_____________ as of the date of this Conversion Notice.

Sincerely,

JOHN W. HUEMOELLER II

__________________________

John W. Huemoeller II